Exhibit 10.21

ANGEL MEDICAL SYSTEMS, INC.

AMENDED AND RESTATED CONSULTING AGREEMENT

THIS AMENDED AND RESTATED CONSULTING AGREEMENT (this “Agreement”) is entered into and made effective as of July 20, 2020 (the “Effective Date”) by and between ANGEL MEDICAL SYSTEMS, INC., a Delaware corporation (the “Company”), a Delaware corporation and DAVID R. FISCHELL (“Consultant”).

RECITALS

WHEREAS, the Company and Consultant entered into a Consulting Agreement pursuant to which Consultant began to provide consulting services to the Company beginning on January 1, 2002, a copy of which is attached to this Agreement in EXHIBIT A (the “Prior Consulting Agreement”);

WHEREAS, the Company and Consultant entered into an offer letter dated December 31, 2013 pursuant to which Consultant was employed by the Company as the Company’s Chief Executive Officer, a copy of which is attached to this Agreement in EXHIBIT B (the “First Offer Letter”);

WHEREAS, the Company and Consultant entered into an offer letter dated April 1, 2019 pursuant to which Consultant was re-affirmed by the Company as the Company’s Chief Executive Officer, a copy of which is attached to this Agreement in EXHIBIT C (the “Second Offer Letter”, together with the Prior Consulting Agreement and the First Offer Letter, the “Prior Agreements”); and

WHEREAS, the Company and Consultant desire to amend the Prior Agreements in their entirety pursuant to the terms and conditions of this Agreement pursuant to which on the Effective Date the Company will retain Consultant to perform certain consulting services on the terms and conditions set forth therein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and covenants hereinafter set forth, the Company and Consultant agree as follows:

1. CONSULTING RELATIONSHIP; DUTIES, OBLIGATIONS AND INVENTIONS. During the term of this Agreement, the Company shall cause Consultant to be elected to the Company’s Board of Directors. Consultant’s duties during the terms of this Agreement shall initially be as Chairman of the Company’s Board of Directors. During the term of this Agreement, Consultant will also provide consulting services to the Company as described on EXHIBIT D attached to this Agreement (the “Services”). Consultant represents and warrants to the Company that Consultant is duly licensed (as applicable) and has the qualifications, the experience and the ability to properly perform the Services. Consultant shall use Consultant’s commercially reasonable efforts to perform the Services such that the results are satisfactory to the Company. On January 25, 2002, Consultant executed that certain Confidential Information and Invention Assignment

Agreement, a copy of which is attached to this Agreement in EXHIBIT E (the “Confidentiality Agreement”). Consultant hereby reaffirms all of Consultant’s continuing obligations arising under the Confidentiality Agreement. Any Inventions (as defined in the Confidentiality Agreement) invented by Consultant, alone or jointly with others, shall be subject to the terms and conditions of the Confidentiality Agreement and this Agreement. Consultant shall provide the Services at such specific times and at such particular locations as Consultant and the Company mutually determine from time to time.

2. COMPENSATION. As consideration for the Services to be provided by Consultant, beginning on August 1, 2020 the Company shall pay to Consultant the following compensation.

(a) Initial Option Award. On the earlier of (the “Initial Option Date”) (i) January 1, 2021 or (ii) the date immediately preceding the Company’s completion of the initial closing of the sale and issuance of shares of the Company’s next designated series of the Company’s preferred stock that follows the final closing of the sale and issuance of the Company’s Series A Preferred Stock (the “Next Round Financing”), and subject to the terms of the Company’s 2019 Equity Incentive Plan or other newly adopted equity incentive plan of the Company (the “Plan”) and the form of stock option agreement issued thereunder, the Company will issue Consultant a stock option to purchase (the “Initial Option Award”) a number of shares of the Company’s common stock equal to (y) two and one-half percent (2.5%) of the Fully Diluted Shares outstanding determined as of the Initial Option Date less (z) the aggregate number of shares of the Company’s common stock subject to outstanding option grants held by Consultant immediately prior to the Initial Option Date (the “Initial Shares”). The Initial Option Award shall include the following additional terms: (1) the exercise price per share for the Initial Shares shall be equal to the per share fair market value of the Company’s common stock as reflected in the most recent 409A valuation report obtained by the Company; (2) the Initial Option Award shall be fully vested on the date of issuance; and (3) Consultant shall have a period of ten (10) years following Consultant’s cessation of Continuous Services (as defined in the Plan) to exercise the Initial Option Award. For the purposes of this Agreement: “Fully Diluted Shares” shall mean as of each such date of determination the sum of the following: (x) all of the issued outstanding shares of the Company’s common stock; (y) all issued and outstanding shares of the Company’s preferred stock calculated on an as-converted to shares of the Company’s common stock basis; and (z) the full number of shares of the Company’s common stock reserved for issuance under all equity incentive plans of the Company in effect as such date of determination and all shares of capital stock reserved for issuance upon exercise of warrants or other derivative securities.

(b) Second Option Award. On the earlier of (the “Second Option Date”) (i) August 1, 2022 or (ii) the date of the Next Round Financing and, if applicable, the Company’s sale and issuance of additional securities following the Next Round Financing that results in aggregate gross proceeds to the Company (in a single or series of transactions) of at least $20,000,000 (including the amount of gross proceeds from the Next Round Financing) and results in a pre-money valuation of the Company as of such closing of thirty-five percent (35%) more than the post-money valuation of the Company immediately following the Company’s final closing of the sale and issuance of shares of the Company’s Series A Preferred Stock, and subject to the terms of the Plan and the form of stock option agreement issued thereunder, the Company will issue Consultant a stock option to purchase (the “Second Option Award”) a number of shares of the Company’s common stock equal to (y) two percent (2%) of the Fully Diluted Shares outstanding determined as of the Second Option Date less (z) the aggregate number of shares of the Company’s common stock subject to outstanding option grants held by Consultant immediately prior to the Second Option Date, including the Initial Shares (the “Second Option Shares”). The Second Option Award shall include the following additional terms: (1) the exercise price per share for the Initial Shares shall be equal to the per share fair market value of the Company’s common stock as reflected in the most recent 409A valuation report obtained by the Company; (2) the Second Option Award shall be fully vested on the date of issuance; (3) Consultant shall have a period of ten (10) years following Consultant’s cessation of Continuous Services (as defined in the Plan) to exercise the Second Option Award; and (4) in the case where more than $20,000,000 is raised, the Fully Diluted Share number on which the 2% is calculated will include only the Fully Diluted Shares as of the date the Company received aggregate gross proceeds of at least $20,000,000 raised.

(c) Quarterly Cash Compensation. As additional consideration for Consultant’s performance of the Services and the assignment to the Company by Consultant of certain patents and patent rights as described in Section 2(f), the Company shall pay Consultant (i) $37,500 per quarter paid on the last day of each calendar quarter with a first payment due on October 31, 2020 and ending on July 31, 2021, which shall consist of $12,500 in the form of consulting fees and $25,000 as minimum royalty payment and (ii) $30,000 per quarter paid on the first day of each calendar quarter with a first payment due on October 31, 2021 and ending on July 31, 2022 which shall consist of $12,500 in the form of consulting fees and $17,500 as minimum royalty payment.

(d) Acceleration of Vesting of All Options. All stock options held by Consultant will fully vest and become immediately exercisable (if not already vested and exercisable) on the earlier of (i) July 31, 2022, (iii) the termination or expiration of this Agreement for any reason or (iii) immediately prior to the effectiveness of Corporate Transaction (as defined in the Plan) or a Change in Control (as defined in the Plan). Consultant shall have ten (10) years following Consultant’s cessation of Continuous Services (as defined in the Plan) to exercise all options held by Consultant.

(e) Additional Minimum Royalty Payments. In addition to the above payments, and the payment of royalties based on Net Sales described in Section 2(f), as additional consideration for the assignment by Consultant to the Company of certain Inventions, patents and patent rights as described in Section 2(f), the Company shall pay Consultant the following minimum royalties:

(i) $100,000 on the Effective Date;

(ii) $50,000, upon the Company closing a Financing Round of at least $5,000,000 that results in a post-money valuation of the Company as of such closing of thirty-five percent (35%) more than the post-money valuation of the Company immediately following the Company’s final closing of the sale and issuance of shares of the Company’s Series A Preferred Stock;

(iii) $25,000 remaining from the previously approved $100,000 total bonus for FDA approval upon first commercial implant of the AngelMed Guardian; and

(iv) Any additional bonuses as awarded by the Compensation Committee of the Company’s Board of Directors, in their sole discretion, based on Consultant’s assistance in fundraising and other activities in 2021 and 2022.

(f) Invention Royalty Obligations.

(i) For each Invention filed after June 1, 2020 in the Field (as defined in the Technology Assignment Agreement dated June 10, 2002 entered into by the Company and Consultant, a copy of which is attached to this Agreement in EXHIBIT F (the “2002 TAA”)) which Consultant has or is obligated to assign to Company pursuant to the terms and conditions of the Confidentiality Agreement, if such Invention (i) becomes the subject of an issued United States patent assigned to Company and (ii) is not covered by one or more unexpired and Valid Claims (as defined in the 2002 TAA) of an issued United States patent assigned to Company listed in EXHIBIT G attached to this Agreement as of June 1, 2020, the Company shall pay Consultant a royalty in an amount equal to one percent (1%) of Net Sales (as defined in the 2002 TAA) pursuant to the terms and condition of the 2002 TAA in addition to any amounts otherwise due under to Consultant under the 2002 TAA or the Prior 2002 Consulting Agreement.

(ii) For avoidance of doubt, the Company’s continuing obligations to pay Consultant royalties is set forth in this Agreement, Sections 2(c), 2(d) and Section 10 of the Prior Consulting Agreement, the 2002 TAA and the obligations set forth in the side letter agreement to be entered into by and among the Company, Consultant and the other parties named therein on the date hereof, a copy of which is attached to this Agreement in EXHIBIT H, which modifies the terms and conditions of the 2002 TAA (the “Side Letter”, together with this Agreement, Sections 2(c), 2(d) and Section 10 of the Prior Consulting Agreement and the 2002 TAA, the “Royalty Agreements”). Notwithstanding the terms and conditions of the Royalty Agreements and notwithstanding the number of issued patents with Valid Claims (as defined in the 2002 TAA) covering a Royalty Bearing Sale (as defined in the 2002 TAA) of a Product (as defined in the 2002 TAA), the aggregate annual royalty paid to Consultant by the Company shall not exceed 1% of Net Sales (as defined in the 2002 TAA). In the event of any conflict between the terms and conditions of this Agreement and the Royalty Agreements, the terms and conditions of this Agreement shall control.

(iii) The Company’s obligations to pay Consultant royalties under the Royalty Agreements shall continue until the expiration of the last patent assigned to the Company on which Consultant is listed as a named inventor. For avoidance of doubt, the termination or expiration of this Agreement does not in any way reduce or limit the Company’s royalty obligations arising under the Royalty Agreements for any Invention conceived during the term of this Agreement provided that a patent application if filed by the Company for such Invention is filed within three (3) months following the date of termination or expiration of this Agreement. With respect to any Invention conceived or reduced to practice by Consultant during the term of this Agreement, if the Company fails to file a patent application for any such Invention within three (3) months following the expiration or termination of this Agreement then all such Inventions shall be the sole and exclusive property of Consultant. The Company shall have no rights to Inventions conceived or reduced to practice by Consultant after the termination or expiration of this Agreement.

(g) Continuation of Benefits. Beginning on the Effective Date and continuing through January 31, 2020, provided that Consultant timely elects continued health insurance coverage under the federal COBRA law, the Company will pay Consultant an amount equal to one-hundred percent of the cost of premiums for such health insurance, dental insurance and vision (VSP) insurance continuation coverage, subject to payroll deductions and all required withholdings.

3. EXPENSES. Consultant shall be authorized to incur on behalf of the Company up to $3,000 per month in expenses for reimbursement to cover office expenses, travel on company business and administrative support for company work. Consultant shall not incur in excess of $3,000 per month in expenses without the prior written consent of the Company’s CEO. As a condition to receipt of reimbursement, Consultant shall be required to submit to the Company reasonable evidence that the amount involved was expended and related to Services provided under this Agreement.

4. TERM. The term of this Agreement shall commence on the Effective Date and terminate on the date that is two (2) years after the Effective Date, unless the parties mutually agree in writing to extend the term of this Agreement. Notwithstanding the foregoing, either party may terminate this Agreement immediately upon occurrence of any of the following events: (a) the breach of this Agreement by the other party, which breach is not cured within thirty (30) days after written notice of such breach or (b) the dissolution, voluntary or involuntary bankruptcy of either party, or assignment by either party of all or substantially all of its assets for the benefit of creditors. Notwithstanding the termination or expiration of the term of this Agreement, any liability or obligation of either party which may have accrued prior to such termination or expiration shall continue in full force and effect, including but not limited to the rights and obligations of the parties hereto under Section 2(f) and Section 9 of this Agreement.

5. INDEPENDENT CONTRACTOR. Beginning on the Effective Date, Consultant’s relationship with the Company will be that of an independent contractor and not that of an employee.

(a) Method of Provision of Services: Consultant shall be solely responsible for determining the method, details and means of performing the Services. Consultant may, at Consultant’s own expense, employ or engage the service of such employees or subcontractors as Consultant deems necessary to perform the Services required by this Agreement (the “Assistants”). Such Assistants are not the employees of the Company and Consultant shall be wholly responsible for the professional performance of the Services by his Assistants such that the results are satisfactory to the Company. Consultant shall expressly advise the Assistants of the terms of this Agreement, and shall require each Assistant to execute an agreement containing terms and conditions substantially similar to the Confidentiality Agreement.

(b) No Benefits. Consultant acknowledges and agrees that other than that included in Section 2, Consultant (or Consultant’s employees, if Consultant is an entity) will not be eligible for any Company employee benefits and, to the extent Consultant (or Consultant’s employees, if Consultant is an entity) otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement, Consultant (on behalf of itself and its employees) hereby expressly declines to participate in such Company employee benefits.

(c) Withholding; Indemnification. Consultant shall have full responsibility for applicable withholding taxes for all compensation paid to Consultant, its partners, agents or its employees under this Agreement, and for compliance with all applicable labor and employment requirements with respect to Consultant’s self-employment, sole proprietorship or other form of business organization, and Consultant’s partners, agents and employees, including state worker’s compensation insurance coverage requirements and any US immigration visa requirements. Consultant agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Consultant or Consultant’s partners, agents or its employees.

6. SUPERVISION OF CONSULTANT’S SERVICES. All of the Services to be performed by Consultant, including but not limited to the Services, will be as agreed between Consultant and the Company’s Board of Directors. Consultant will be required to report to the Company’s Board of Directors concerning the Services performed under this Agreement. The nature and frequency of these reports will be left to the discretion of the Company’s Board of Directors.

7. CONSULTING OR OTHER SERVICES FOR COMPETITORS.

(a) Consultant shall devote that amount of time and attention to the business of the Company as deemed sufficient by the CEO of the Company. The Company shall be entitled to all of the benefits and profits arising from or incident to all such work, services, and advice of Consultant explicitly made for the Company.

(b) Consultant represents and warrants that Consultant does not presently perform or intend to perform, during the term of the Agreement, consulting or other services for, or engage in or intend to engage in an employment relationship with, companies who businesses or proposed businesses in any way involve products or services which would be competitive with the Company’s products or services, or those products or services proposed or in development by the Company during the term of the Agreement. If, however, Consultant decides to do so, Consultant agrees that, in advance of accepting such work, Consultant will promptly notify the Company in writing, specifying the organization with which Consultant proposes to consult, provide services, or become employed by and to provide information sufficient to allow the Company to determine if such work would conflict with the terms of this Agreement, including the terms of the Confidentiality Agreement, the interests of the Company or further services which the Company might request of Consultant.

(c) The Company acknowledges and agrees that during the term of this Agreement Consultant may provide services that do not involve products that are or would be competitive with the Company’s products or services for any of the following: Ablative Solutions, Inc., eNeura, Inc., Svelte Medical, Inc., Fischell Biomedical, LLC, Fischell Innovations, LLC, Infuse Solutions, Inc., Isostent LLC, Medintec Inc., Cathco, Inc., Neuropace, Inc., Zygood, LLC, Crossliner, Inc. and Cornell University.

8. CONFLICTS WITH THIS AGREEMENT. Consultant represents and warrants that neither Consultant nor any of Consultant’s partners, employees or agents is under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Consultant represents and warrants that Consultant’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to commencement of this Agreement. Consultant warrants that Consultant has the right to disclose and/or or use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties, and which Consultant discloses to the Company or uses in the course of performance of this Agreement, without liability to such third parties. Notwithstanding the foregoing, Consultant agrees that Consultant shall not bundle with or incorporate into any deliveries provided to the Company herewith any third party products, ideas, processes, or other techniques, without the express, written prior approval of the Company. Consultant represents and warrants that Consultant has not granted and will not grant any rights or licenses to any intellectual property or technology that would conflict with Consultant’s obligations under this Agreement. Consultant will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the Services required by this Agreement.

9. MISCELLANEOUS.

(a) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and Consultant.

(b) Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned, delegated or otherwise transferred, in whole or in part, by any party without the prior express written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that the Company may assign this Agreement without prior written consent of Consultant to an affiliate of the Company or to a party which acquires all or substantially all of the Company’s business, whether by merger, sale of assets or otherwise; provided that such transferee of this Agreement agrees to be assume all of the obligations of the Company arising under this Agreement. A permitted assignee shall, simultaneously with assignment, assume in writing all obligations of the assignor under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and permitted assigns of the parties and the name of a party herein will be deemed to include the names of such party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment which is not in accordance with this Section 12(b) will be void.

(c) Entire Agreement. This Agreement together with the Confidentiality Agreement, the 2002 TAA, Sections 2(c), 2(d) and Section 10 of the Prior Consulting Agreement and the Side Letter shall constitute the entire agreement between the parties and supersedes any and all other written or oral agreements between Consultant and the Company with respect to the subject matter of this Agreement, including, without limitation, the Prior Agreements, but excluding the terms and conditions set forth in Sections 2(c), 2(d) and Section 10 of the Prior Consulting Agreement which shall remain in full force and effect.

(d) Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of Consultant, mailed notices shall be addressed to Consultant at Consultant’s home address that the Company has on file for Consultant. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the Board of Directors of the Company.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey, without giving effect to the principles of conflict of laws.

(f) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(g) Counterparts/Electronic Execution and Delivery. This Agreement may be executed in one or more counterparts and by facsimile, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Signatures of the parties transmitted by facsimile or via .pdf format shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” and words of like import shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act, or any other similar state laws based on the Uniform Electronic Transactions Act. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

(h) Arbitration. Any dispute or claim arising out of or in connection with any provision of this Agreement will be finally settled by binding arbitration in the state of New Jersey, in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply New Jersey law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision. This Section 10(g) shall not apply to the Confidentiality Agreement.

(i) Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

SIGNATURES ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, the Company and Consultant have made this Agreement effective as of the date first set forth above.

CONSULTANT: /s/ David R. Fischell DAVID R. FISCHELL	THE COMPANY: ANGEL MEDICAL SYSTEMS, INC. By:/s/ Andrew Taylor Name: Andrew Taylor Title: Member of the Board of Directors

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EXHIBIT A

PRIOR CONSULTING AGREEMENT (2002)

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EXHIBIT B

FIRST OFFER LETTER

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EXHIBIT C

SECOND OFFER LETTER

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EXHIBIT D

SERVICES

As Chairman of the Company’s Board of Directors, Consultant perform the following services on behalf of the Company:

•	Perform the duties of Chairman of the Company’s Board of Directors including:

•	Calling Meetings of the Board of Directors; and
•	Overseeing Meetings of the Board of Directors.

•	Support the fundraising activities of the Company including:

•	Participation in the preparation of fundraising presentations;
•	Participation in the presentation to existing and future stockholders of fundraising presentations; and
•	Supporting the Chief Executive Officer in the structuring and closing of the sale and issuance of the Company’s securities.

•	Support the Company’s Intellectual Property (IP) portfolio including:

•	Creation of new inventions for the Company within the Field;
•	Authoring of the specifications for new patent applications and continuations in part;
•	Preparation of claim sets for new patent applications, divisionals, continuations and continuations in part;
•	Supporting the prosecution of new patent applications, divisionals, continuations and continuations in part; and
•	Supporting the filing and prosecution of the Company’s trademarks.

•	Support for the Company’s research and development activities including:

•	Participation in R&D planning for next generation products; and
•	Participation in R&D planning for next generation services.

•	Support for publication, clinical trial, sales and marketing efforts of the Company including:

•	Participating in meetings and site visits with doctors and/or patients;
•	Participation in public conference activities of the Company; and
•	Contributing to new publications relating to products and services of the Company.

•	Support for the Company’s regulatory affairs activities including:

•	Participating in the review of regulatory documents and cover letters; and
•	Participating in meetings and conference calls with CMS and FDA.

•	Support for other activities as reasonably requested from time to time by the Company’s CEO.

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EXHIBIT E

CONFIDENTIALITY AGREEMENT

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EXHIBIT F

2002 TAA

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EXHIBIT G

UNEXPIRED ISSUED ANGELMED PATENTS WITH DAVID FISCHELL AS A LISTED INVENTOR AS OF APRIL 30, 2020

	Issue Date	Patent No.	Title
FC	8/29/00	6,112,116	Implantable responsive system for sensing and treating acute myocardial infarction
FC	8/7/01	6,272,379	Implantable Electronic System with Acute Myocardial infarction detection and patient warning capabilities
FC	10/22/02	6,468,263	Implantable Responsive System for Sensing and Treating Acute Myocardial Infarction and for Treating Stroke
F	8/19/03	6,609,023	System for Detection of Cardiac Events (Expires 9/20/2027) with extension for PMA
FC	1/10/06	6,985,771	Rapid Response System for the Detection and Treatment of Cardiac Events (Expires 10/23/2023)
F	9/12/06	7,107,096	System for Patient Alerting Associated with a Cardiac Event
F	3/31/09	7,512,438	Implantable system for monitoring the condition of the heart
F	7/7/09	7,558,623	Means and Method for the detection of cardiac events
F	9/21/10	7,801,596	Physician’s Programmer for Implantable Devices having cardiac diagnostic and patient alerting capabilities
F	11/30/10	7,844,323	Means and Method for the Detection of Cardiac Events
F	12/28/10	7,860,559	Means and Method for the Detection of Cardiac Events
F	3/1/11	7,899,545	Methods and systems for semi-automatic adjustment of medical monitoring and treatment
F	8/2/11	7,991,460	Methods and apparatus for detecting cardiac events based on heart rate sensitive parameters
F	8/23/11	8,002,701	Medical Alarm and Communication System and Methods
F	9/20/11	8,024,028	Cardiac event detection over varying time scale
F	10/18/11	8,038,624	System for the detection of cardiac events
F	3/20/12	8,140,160	Systems and methods for interacting with an implantable medical device
F	5/1/12	8,170,653	Baseline processing for the detection of cardiac events
F	7/17/12	9,224,230	Baseline processing for a cardiac event detection system
F	8/14/12	8,244,338	Cardiac Event Detection over Varying Time Scale
F	9/11/12	8,265,740	Means and Method for the Detection of Cardiac Events
F	9/18/12	8,269,634	Systems and Methods of Alarm Validation and backup in implanted medical devices
F	9/24/12	8,275,457	Cardiac Monitoring System for Paced Patients having paced and non-paced ischemia detection thresholds
F	10/30/12	8,301,231	Alarm Testing and Backup for Implanted Medical Devices with Vibration Alerts
F	5/28/13	8,452,404	Ischemia Detection Systems for Paced-Patients Having Three Different Detection Modes
F	6/4/13	8,457,725	Alarm Testing and Backup for Implanted Medical Devices with Vibration Alerts
F	7/9/13	8,483,812	Cardiac Event Categorization System
F	8/20/13	8,512,257	Implantable Cardiac Event Detection Device with and Adaptive Sleep State
F	9/17/13	8,538,552	Adaptive Conductive Lead Systems
F	1/14/14	8,630,702	System for the Detection of Different Types of Cardiac Events

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F	2/18/14	8,655,434	Physician’s Programmer with ST-Segment histogram display capability
F	3/18/14	8,676,304	Ischemia Monitoring System for Patients having periods of left bundle branch block
F	8/12/14	8,805,498	Ischemia detection systems for paced-patients using beat-type dependent baseline datasets
F	9/16/14	8,838,215	Systems and Methods of Medical Monitoring According to Patient State
F	12/2/14	8,903,487	Pacemaker enabled ischemia detection with selective ischemia tests
F	2/24/15	8,965,494	Means and method for the detection of cardiac events
F	4/14/15	9,005,130	Histogram based generation of cardiac state detection thresholds
F	11/3/15	9,174,057	Cardiac event detection based on selective pacing for establishing a paced heart signal parameter baseline
F	8/16/16	9,415,228	System for ischemia detection based on adjustable paced beat analysis timing
F	10/18/16	9,468,383	System for detecting cardiac ischemia and irregular heart rhythms
F	10/17/17	9,788,739	Management of cardiac data transmissions

F - Fischell Patent Covered Under 2002 Consulting Agreements

FC - Fischell Patent Covered under 2002 Technology Assignment Agreement.

PATENTS WITH LONGEST LIFE RELEVANT TO THIS SIDE LETTER AGREEMENT

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EXHIBIT H

SIDE LETTER